Exhibit 99.1

NEWS RELEASE

November 12, 2015	OTCQX: DPDW

DEEP DOWN REPORTS THIRD QUARTER 2015 RESULTS

HOUSTON, November 12, 2015 /PRNewswire/ --Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the quarter ended September 30, 2015.

OPERATING RESULTS

For the third quarter of 2015, Deep Down reported a net loss of $0.6 million, or $0.04 loss per diluted share, compared to net income of $1.2 million, or $0.08 income per diluted share for the third quarter of 2014.

Revenues for the quarter ended September 30, 2015 were $6.1 million compared to revenues of $8.5 million for the quarter ended September 30, 2014. The $2.4 million (28 percent) decrease is primarily the result of a delay in the receipt of certain customer orders, mainly due to lower oil prices.

Gross profit for the quarter ended September 30, 2015 was $1.9 million, or 31 percent of revenues, compared to gross profit of $3.5 million, or 41 percent of revenues, for the quarter ended September 30, 2014. The ten percentage-point decrease in gross profit is primarily attributable to additional costs incurred on some of our fixed price projects as well as additional costs incurred in preparation for certain customer orders that were delayed.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges. Modified EBITDA for the quarter ended September 30, 2015 was a $9,000 loss compared to Modified EBITDA of $1.8 million for the quarter ended September 30, 2014. The $1.8 million decrease is primarily attributable to the decrease in income related to the delay in the receipt of certain customer orders and additional costs realized on some of our fabrication projects. At September 30, 2015, we had working capital of $12.5 million, including cash of $5.0 million.

Ronald E. Smith, Chief Executive Officer, stated, “The industry continues to be going through difficult times and is not expected to recover anytime soon. Offshore drilling is down substantially and continues to fall. Many projects have been pushed into 2017 and 2018. During the third quarter, we completed fabrication of a very large carousel that was having a significant negative impact on our operations. We also announced receiving a purchase order for approximately $13 million, which makes our backlog exceed $35 million. I believe these two things will result in improving our financial results over the next several quarters. We will however, continues to focus our efforts on better margin business and control our costs. We appreciate the support our customers have given us in these difficult times.”

EARNINGS CONFERENCE CALL

In connection with this earnings release, Deep Down will host its quarterly conference call on Monday, November 16, 2015 at 4:30 PM Eastern Time (3:30 PM Central Time). Interested investors are invited to dial the toll free number at (877) 303-6187 and provide the Conference ID: 80360339.

At the conclusion of the call, a replay will be available until November 21, 2015.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID.

The call can also be accessed via the web by going to the Investor Relations section of the Company’s website at www.deepdowninc.com.

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About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

casey@stonegateinc.com

Stonegate Inc.

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
(In thousands, except per share amounts)
Revenues	$19,756	$20,472	$6,147	$8,462
Cost of sales	13,364	13,046	4,231	4,998
Gross profit	6,392	7,426	1,916	3,464
Total operating expenses	7,026	7,251	2,492	2,228
Operating income (loss)	(634)	175	(576)	1,236
Total other income (expense)	(85)	219	(66)	(25)
Income (loss) before income taxes	(719)	394	(642)	1,211
Income tax (expense) benefit	(11)	(23)	3	(32)
Net income (loss)	$(730)	$371	$(639)	$1,179
Net income (loss) per share, basic and diluted	$(0.05)	$0.02	$(0.04)	$0.08
Weighted-average shares outstanding, basic and diluted	15,091	15,195	15,032	15,131

Modified EBITDA data:
Net (loss) income	$(730)	$371	$(639)	$1,179
Add back interest expense, net	200	156	75	47
Add back depreciation and amortization	1,270	1,202	429	396
Add back income tax expense	12	23	(3)	32
Add back Panama exit costs accrual	–	192	–	–
Add back share-based compensation	382	564	129	129
Deduct equity income of joint venture	–	(32)	–	(32)
Modified EBITDA	$1,134	$2,476	$(9)	$1,751

Cash flow data:
Cash provided by (used in):
Operating activities	$806	$(46)
Investing activities	(488)	624
Financing activities	(661)	(547)

	September 30, 2015	December 31, 2014
Balance sheet data:
Cash	$4,969	$5,312
Current assets	19,796	22,015
Current liabilities	7,295	9,754
Working capital	12,501	12,261
Total assets	31,855	34,720
Total debt	4,979	5,615
Total liabilities	7,295	9,754
Stockholders' equity	24,560	24,966

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